Exhibit 10.40

CONFIDENTIAL TREATMENT REQUESTED—REDACTED COPY

CONFIDENTIAL TREATMENT REQUESTED:  INFORMATION FOR WHICH CONFIDENTIAL TREATMENT

HAS BEEN REQUESTED IS OMITTED AND NOTED WITH “***.”  AN UNREDACTED VERSION OF THIS

DOCUMENT HAS BEEN SUBMITTED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION.

MASTER AGREEMENT

BETWEEN

FIDELITY INFORMATION SERVICES, INC.

AND

AMERICAN MORTGAGE NETWORK, INC.

Agreement No.: 264-05M

GENERAL TERMS AND CONDITIONS

This Agreement is entered into as of May 10, 2005 (“Effective Date”), by and between Fidelity Information Services, Inc., located at 601 Riverside Avenue, Jacksonville, Florida 32204 (“Fidelity”) and American Mortgage Network, Inc., located at 10421 Wateridge Circle, Suite 250, San Diego, California 92121 (“Client”).

In consideration of the mutual benefits and obligations set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Fidelity and Client hereby agree as follows:

1.       DEFINITIONS

For purposes of this Agreement, the following terms shall have the definitions set forth below:

1.1                         “AAA” means the American Arbitration Association.

1.2        “Addendum” means an attachment to this Agreement identified as an addendum and containing terms and conditions which are unique to a particular Product or Service.

1.3        “Affiliate” means an entity which controls, is controlled by, or is under common control with, a party to this Agreement, as represented by ownership of a majority-in-interest of the voting stock (or other similar ownership interest if not represented by stock) of another entity.

1.4        “Authorized Location(s)” means the physical location(s), as identified in the applicable Addenda or Schedules, at which licenses and Access Rights to Products and Services are granted pursuant to the terms of this Agreement.

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1.5        “Basic Professional Services” means initial environmental set up, rule configuration and basic Installation, implementation, consultation and training in connection with the Products and Services.

1.6        “Client’s Customer” means a third party which has a contractual relationship with Client whereby Client performs Subservicing for such third party.

1.7        “Client Confidential Information” means all information of a non-public nature disclosed by Client to Fidelity during the term of this Agreement.

1.8        “Competitor” means any person, firm or corporation engaged in the business of developing, marketing or licensing software products or services which are in competition with the software Products and Services provided by Fidelity, or Fidelity’s parent, Affiliates or Subsidiaries.

1.9        “CPI-U Index” means the U.S. Department of Labor, Bureau of Labor Statistics, Consumer Price Index, U.S. City Average, Non-Seasonally Adjusted, for all Urban Consumers, All Items (‘82-’84 = 100).

1.10      “Defect Related” means a deficiency or a problem directly related to a deficiency in the following programs or equipment, whereby such program or equipment does not perform as designed, tested, and documented in the required environment: (a) Passport, Director software programs (Fidelity generated code); (b) Passport or Director server hardware at Fidelity’s facilities; (c) Fidelity owned network components (lines, routers, modems); or (d) Fidelity defined configuration settings or parameters.

1.11      “Dependent Addendum” means an Addendum which has, as a prerequisite for and/or condition of, the continuation of its force and effect, any other Addendum hereunder for Fidelity Products and Services as specifically required in the applicable Dependent Addendum.

1.12      “Derivative Work(s)” means a copyrightable creation borne of and based on any pre-existing computer code, programs, system, report, Documentation, or any other existing item owned or developed by a party.

1.13      “Director” means a browser-enabled, thin client product consisting of a series of computer workstation and server based programs delivered through the Portal that has been developed or licensed by Fidelity to create a graphical extension to the MSP System and provide a common platform for distributed systems integration and directed workflow.

1.14      “Dispute Notice” shall have the meaning set forth in Section 18.3 (Binding Arbitration) hereof.

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1.15      “Disputing Party” shall have the meaning set forth in Section 18.3 (Binding Arbitration) hereof.

1.16      “Documentation” means user guides and manuals, handbooks, training materials and all other printed or electronic materials relating to or describing the use of the Products and Services.

1.17      “Extended Term” shall have the meaning set forth in Section 3.2 (Extended Term) hereof.

1.18      “FDIC” means the Federal Deposit Insurance Corporation.

1.19      “Fidelity Confidential Information” means any and all Products and Services including the Documentation, the Software, any nonpublic information which pertains to Fidelity’s processes or business operations, and any other information which Fidelity identifies to Client as confidential or proprietary, which are the sole and exclusive property of Fidelity or are licensed by Fidelity from third parties and constitute the valuable, proprietary products and trade secrets of Fidelity or such third parties, as applicable, embodying substantial creative efforts, ideas and expressions and are copyrighted under United States law and treaty provision.

1.20      “Fidelity Optional Processing and Support Services Rates Schedule” means that certain Schedule attached hereto as Exhibit A.

1.21      “FM Cycle” means a nightly batch cycle within the MSP System resulting from end of day and go book transactions, as defined in the Documentation.  The FM Cycle serves as a driver module that calls other programs to perform various functions, which may include but are not limited to, processing data, performing calculations, and printing reports.

1.22      “GLB Act” means the Gramm-Leach-Bliley Act (15 U.S.C. Section 6801, et seq.) and the implementing regulations thereunder.

1.23      “Host” means any computer(s) utilized by Fidelity as a host provider of system functionality for Products and Services.

1.24      “Installation” means Fidelity’s activities or processes necessary to make the applicable Products and Services available for access or use by Client.  Installation may include but is not limited to, setting up Fidelity’s requisite hardware, software, and communications.  Installation does not include activities or processes that are the responsibility of Client which may be necessary for access or use of the Products and Services.

1.25      “Internet Service(s)” means Internet and intranet based programs developed by Fidelity as well as the development, hosting, maintenance of and/or customization of web sites on the Internet by Fidelity.

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1.26      “MSP” means Fidelity’s mortgage servicing package.

1.27      “MSP System” means Fidelity’s mortgage servicing package system consisting of the Software, Navigator™ and Fidelity RLS Training Fundamentals.

1.28      “Original Term” shall have the meaning set forth in Section 3.1 (Original Term) hereof.

1.29      “OTS” means the Office of Thrift Supervision.

1.30                  “Passport” means a browser-enabled, thin client product consisting of a series of computer workstation and server based programs delivered through the Portal that have been developed or licensed by Fidelity to serve as a repository of data designed to enhance Fidelity’s client’s business analysis and decision productivity.

1.31                  “Paternal Addendum” means an Addendum which is a prerequisite for the existence and continuation of any other Addendum hereof.

1.32      “Portal” means Fidelity’s browser-enabled technology to support the accessibility and delivery of various Products and Services.

1.33      “PowerCell” means Fidelity’s customer service support group that provides operational, application and technical support for Fidelity’s clients.

1.34      “Principal Balance Loan(s)” means i) any loan on the MSP System which has an outstanding balance showing with an active loan status; ii) any equity line of credit loan which has a principal balance; iii) any equity line of credit loan which has a zero balance at the end of a billing cycle due to advances and payments being received which result in a zero balance; or iv) any equity line of credit loan which has a zero balance because no drafts have been made against such loan, but it is shown as an active loan on the MSP System.

1.35      “Process” or “Processing” means performance of loan servicing activities including, but not limited to, escrow, customer service, investor accounting, and default functions utilizing the MSP System to input, update, and track loan data by executing a minimum of nineteen (19) FM Cycles per month.

1.36      “Products and Services” means individually or collectively, the hardware, software, communications, systems, and services provided by Fidelity and made available to Client hereunder.

1.37      “Releases” means maintenance releases of the software components of particular Products and Services, other than MSP, which do not contain additional functionality.

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1.38      “Schedule” means a supplemental statement of details appended to an Addendum issued pursuant to this Agreement.  Schedules may include but are not limited to, information concerning the number of authorized User Access Rights for Products and Services, costs and/or fees associated with Products and Services, Authorized Locations, effective dates, and anniversary dates.

1.39      “Seat License(s)” means an individual workstation version of a specified Product license accessible through a single user sign on ID at an Authorized Location pursuant to the terms of this Agreement.

1.40      “Service Bureau Processing” means the process by which Client provides data processing services to a third party and grants to such third party and its employees use or access (beyond inquiry only access) to all or any part of the MSP System or any or all of the Products and Services provided hereunder for the purpose of performing loan servicing functions and related mortgage loan activities.

1.41      “SLA” shall mean the service level agreement attached hereto as Exhibit B.

1.42      “Software” means the series of computer programs developed by Fidelity and currently employed to perform electronic data processing services for its clients.

1.43      “SOW” means statements of work entered into by and between Fidelity and Client in connection with SOW Services.

1.44      “SOW Services” means services which may include but are not limited to, consulting, custom programming, data conversion, IP installation, project management, product implementation, program modifications, and training, that are listed in one or more SOW(s) executed by Client and Fidelity, which SOW(s) are incorporated into and form a part of this Agreement.

1.45      “Subservicing” means the process by which Client and its employees perform loan servicing functions or mortgage loan activities for or on behalf of a third party who owns the servicing rights to the loans or the loan portfolio, and such third party has either inquiry-only access or no access to any part of the MSP System or the Products and Services provided hereunder.

1.46      “Subsidiary” means an entity which is controlled by a party to this Agreement, as represented by ownership of a majority-in-interest of the voting stock (or other similar ownership interest if not represented by stock) by such party.

1.47      “Support” means Fidelity provided standard support consisting of telephone or email support for issues pertaining to the functionality of the Products and Services as they relate to the intended design including all Defect Related issues.

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1.48      “Third Party Product(s)” means all hardware, software, and communications devices and services designated and/or required for support of the Products and Services.

1.49      “Third Party Review” means the annual Statement on Auditing Standards No. 70 review of Fidelity’s internal procedures and report prepared by its Certified Public Accountants.

1.50      “Transferred Third Party Software” means any third party software for which Fidelity has transferred to Client the applicable licenses and support.

1.51      “User Access Right” means a limited right to access and use Products and Services through a single user sign on ID at an Authorized Location pursuant to the terms of this Agreement.

1.52      “Versions” means updates to the software components of particular Products and Services, other than MSP containing additional functionality.

2.                    TERMS AND CONDITIONS FOR PRODUCTS AND SERVICES

2.1                         General Terms and Conditions for Products and Services.  This Agreement sets forth the terms and conditions for the provisions by Fidelity to Client and Client Affiliates of the Products and Services during the Term, as more fully described in the Addenda attached hereto.  Fidelity will provide the Products and Services on its own and/or through one or more Fidelity Affiliates and/or subcontractors.

2.2                         Addenda.  Each Addendum hereto is incorporated into and forms a part of this Agreement.  All applicable terms, conditions, responsibilities and delivery schedules which are unique to particular Products or Services (as opposed to those which apply generally to all Products and Services and which are set forth elsewhere in this Agreement and in the other exhibits attached hereto) are identified in the Addenda.  The applicable Products and Services specific terms, conditions, responsibilities and delivery schedules shall govern the provision of such Products and Services.  Any new terms, conditions, responsibilities or delivery schedules which may be specifically applicable to particular Products and Services, as they are negotiated through the course of business, shall be set forth in writing and executed by the parties and added to this Agreement as an amendment.  Such action shall not constitute a modification or change of any provision of the Agreement or of any other provision of any other Addendum, unless expressly stated in such written agreement.  Unless otherwise agreed to in writing by the parties hereunder, the Products and Services to be rendered by Fidelity to Client are limited to those Products and Services which are described in the Agreement and the Addenda.

3.                    TERM OF AGREEMENT

3.1                         Original Term.  This Agreement shall be effective on the Effective Date and continue in full force and effect for sixty (60) full calendar months from the commencement of the Processing of Client’s loans on Fidelity’s MSP System (the “Original Term”).  Fidelity and

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Client agree to promptly confirm to each other in writing the date on which conversion was completed and production commenced on the MSP System to clarify the Original Term.

3.2                         Extended Term.  In the event Client and Fidelity fail to execute a renewal of this Agreement at least sixty (60) days prior to the expiration of the Original Term, this Agreement shall automatically renew for an additional one (1) year extended term (the “Extended Term”) on the same terms and conditions as the Original Term; provided, however, fees for such Extended Term shall be increased by an amount not to exceed the percent increase in the CPI-U Index between the annual averages of the most recently published twelve (12) month period and the immediately preceding twelve (12) month period, provided, however, in no event shall the percentage increase be less than three percent (3%) or greater than seven percent (7%).  Unless agreed by Client and Fidelity to the contrary, this Agreement shall terminate at the end of such Extended Term.

4.       PRICING, INVOICING AND PAYMENT

4.1                         Pricing.  All pricing for Products and Services for which Client has executed an Addendum shall be set forth in the applicable Addendum or a Schedule attached thereto.  Client shall pay Fidelity for SOW Services according to a schedule contained in the applicable SOW or, if no schedule is provided, monthly as SOW Services are performed and invoiced by Fidelity.  In addition, from time to time, Client may elect to use miscellaneous products and services such as, but not limited to, data entry, printing, microfiche, special computer usage for Easytrieve, consulting, etc.  These and other optional or usage based services will be billed to Client in accordance with Fidelity’ Optional Processing and Support Services Billing Rates Schedule, a copy of which has been provided to Client.  Fidelity’s Optional Processing and Support Services Billing Rates Schedule may be modified upon thirty (30) days written notice to Client.

4.2                         Invoicing and Payment.  All fees due hereunder shall be paid in U.S. Dollars and shall be due to Fidelity within thirty (30) days of the date of the invoice.  Client shall pay an interest charge equal to the lesser of the prime rate (as published in the Wall Street Journal) plus two percent (2%) per annum or the highest rate allowed by law payable per month, or portion thereof, on the unpaid balance of any amounts which are not paid in full when due (including any amount under dispute as discussed below); provided however, that in no event shall such interest charges exceed the maximum interest rate allowed by law.  All payments due to Fidelity hereunder shall, unless otherwise indicated, be mailed to Fidelity at its address listed in the preamble of this Agreement.  In the event Client disputes any amounts due, Client shall provide written notice of the amount of, and the reason for the dispute.  Such disputed amounts shall then be subject to the Informal Dispute Resolution provisions of Section 18.1.  All non-disputed items within the same invoice remain due and payable as stated above.

4.3                         Taxes.  All charges and fees to be paid by Client under this Agreement are exclusive of any applicable withholding, sales, use, value added, excise, services or other tax which may be assessed on the provision of the Products and Services, excluding taxes based on Fidelity’ income which shall be paid by Fidelity.  In the event that a sales, use, value added, excise,

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services or other tax is assessed on the provision of any Products and Services provided to Client under this Agreement, Client will pay directly, reimburse or indemnify Fidelity for such taxes as well as any applicable interest, penalties and other Fidelity fees and expenses.  Client shall, upon request by Fidelity, pay the same either to Fidelity or to the appropriate taxing authority at any time during or after the termination of this Agreement.  The parties will cooperate with each other in determining the extent to which any tax is due and owing under the circumstances, and shall provide and make available to each other any withholding tax certificates, and other exemption certificates or information reasonably requested by either party.

5.       OWNERSHIP, CONFIDENTIALITY AND NON-DISCLOSURE

5.1                         Fidelity Confidential Information.  Client acknowledges that the Fidelity Confidential Information is the sole and exclusive property of Fidelity.  Any writing or work of authorship, regardless of medium, created or developed by Fidelity, Client or any third party in connection with the Products and Services under this Agreement and any contribution by Client or its employees to the enhancement or modification of the Products and Services provided hereunder, including all copyright interests therein, shall be not be considered “works for hire”, but shall be owned solely and exclusively by Fidelity.  To the extent that any such works may be considered works for hire under applicable law, Client agrees to assign and, upon their creation, automatically assigns to Fidelity the ownership of all copyright interests therein including, but not limited to, all software, information, Internet Services, programs and documentation without the necessity of any further consideration to Client.

5.1.1  Limited Use and Access.  To the extent any of the Products and Services hereunder require rights to access and use, and the parties have executed the appropriate Addendum or SOW associated with such Products and Services, Client is hereby granted a nontransferable, non-assignable, nonexclusive right to access and use such Products and Services for a term as stated in the applicable Addendum, in object code format only, for its sole use and benefit and for the sole purpose as stated in the applicable Addendum.  A right to access and use Products and Services does not grant or assign to Client any legal or equitable title or other right in Products and Services or any modifications of such Products and Services.  Client will utilize Fidelity Confidential Information only for data owned by Client, or data to which servicing rights, as applicable, are owned by Client.  Client shall not provide, for profit or otherwise, access to the Fidelity Confidential Information or any component thereof to any Competitor.  Client will observe confidentiality regarding the Fidelity Confidential Information including, without limitation, agreeing not to disclose or otherwise permit any other person or entity access to, in any manner, the Fidelity Confidential Information, except that such disclosure or access shall, subject to the following provisions and the provisions of Section 5.1.2, be permitted to an employee of Client requiring such access in the course of employment, to a regulatory agency, or to Client’s Customer (provided Client’s Customer is not a Competitor of Fidelity) or as required by a court of competent jurisdiction. Client must ensure that all such employees and Client’s Customers comply with the confidentiality provisions of this Agreement contained herein.  Client may not make any copies, or similar versions of the Fidelity Confidential Information without the prior written consent of Fidelity.  Except as provided for in this Agreement, the Fidelity

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Confidential Information may not be subleased, sublicensed, franchised, sold, offered for sale, outsourced, used to operate as a service bureau, encumbered or otherwise disposed of by Client, either voluntarily or by operation of law, without the prior written consent of Fidelity.

5.1.2  Subservicing.  Client may perform Subservicing; provided, however: a) Client hereby represents and warrants that access by Client’s Customers to Fidelity’s Confidential Information, the MSP System, Software and/or the Products and Services will be limited to inquiry-only; b) Client agrees that Client remains responsible for and shall pay to Fidelity all fees and charges arising from, associated with or incurred as a result of Subservicing; (c) Client’s Customers may not utilize any support provided hereunder including, but not limited to, telephone assistance from PowerCell; (d) Client will include in any agreements with Client’s Customers for Subservicing limitation of liability, indemnity and confidentiality provisions substantially the same as those set forth herein; (e) Fidelity’s liability for actual direct damages incurred by Client for claims related to Subservicing shall be, in addition to the provisions of Section 12 below, further limited to the lesser of the amount of the actual direct monetary loss suffered by Client or the amount paid to Fidelity for such loans which are the subject of Subservicing based upon the lowest per loan price charged to Client over the six (6) months preceding the date of the claim; and (f) Client’s Customers shall not be third party beneficiaries of this Agreement.

5.1.3  Modifications and Derivative Works.  Client shall not change, alter or modify, create derivative works, outsource, use the Fidelity Confidential Information to operate as a service bureau, or translate, reverse assemble, reverse engineer, reverse compile, disassemble or analyze or otherwise examine for purposes of reverse engineering the Software or any other Fidelity Confidential Information provided hereunder. Client acknowledges that any modification, adaptation, translation, or derivative work by Fidelity (or by Client in violation of this provision) and based on the Fidelity Confidential Information shall be trade secrets and are the exclusive, confidential, and proprietary property of Fidelity, and Client hereby transfers and assigns any and all rights in and to any such modification, adaptation, translation, or derivative work to Fidelity, including any copyrights thereto.  Client acknowledges that Fidelity’s licensors shall be third party beneficiaries for the purpose of protecting their respective property provided under this Agreement.  Client shall provide prompt written notice to Fidelity if Client knows of, or suspects, any such unauthorized access to, or use of the Fidelity Confidential Information.  Client agrees not to remove any copyright, trademark or other intellectual property notices or property tags from the Fidelity Confidential Information.

5.1.4  Termination of Access.  Upon termination of this Agreement, and expiration of any post termination assistance period, or any Addendum or SOW hereto, Client’s access to the respective Fidelity Confidential Information shall end immediately and Client agrees to return such Fidelity Confidential Information in its possession, to destroy any and all copies made by Client, its employees and/or Client’s Customers, and to certify to Fidelity in writing that it has returned or destroyed the Fidelity Confidential Information.

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5.2                         Client Confidential Information.  All Client Confidential Information shall be used by Fidelity for the purposes of administering and otherwise implementing the terms of this Agreement and protected by Fidelity in accordance with the terms of this Section.  Client’s Confidential Information shall also include all “non-public personal information” as defined in Title V of the GLB Act, as the same may be amended from time to time, that Fidelity received from or at the direction of Client and that concerns any of Client’s “customers” and/or “consumers” (as defined in the GLB Act).  Fidelity acknowledges that any Client Confidential Information being stored or processed by Fidelity is and shall remain the property of Client and will take all such reasonable measures as may be necessary to protect the confidentiality of Client Confidential Information which comes into Fidelity’ possession, if any.  Fidelity further agrees to observe confidentiality regarding the Client Confidential Information, including without limitation agreeing not to disclose or otherwise permit any other person or entity access to, in any manner, Client Confidential Information or any part thereof without Client’s prior written consent, except that such disclosure or access shall be permitted to an employee of Fidelity requiring such access in the course of employment.  Fidelity shall not disclose or use Client Confidential Information for any purposes other than to carry out the purposes for which Client disclosed the data to Fidelity, or as permitted by this Agreement.  Notwithstanding the foregoing, Client consents to the use by Fidelity of statistical data generated by Client Confidential Information provided that such use shall not result in the disclosure of Client Confidential Information which will directly or indirectly identify Client or any specific individual.  At the request of Client, and upon payment to Fidelity of all monies due under the terms of this Agreement, Fidelity shall transfer any Client Confidential Information held by Fidelity to Client.

5.3                         Security Standards.  To the extent Fidelity is in possession of any Client Confidential Information in its provision of a Product or Service hereunder, Fidelity has implemented certain security measures with respect to such Product or Service designed to safeguard Client’s Confidential Information.  Fidelity will use commercially reasonable efforts to adhere to such additional security measures requested by Client with respect to Client’s Confidential Information as may be reasonably requested by Client.  Client will reimburse Fidelity if implementation of and/or adherence to such additional security measures increases Fidelity’s costs of operation.

5.4                         Confidentiality of this Agreement.  Client and Fidelity agree that the terms and conditions of this Agreement and the related negotiations between Client and Fidelity with respect to this Agreement shall be treated as confidential pursuant to this Section 5.  The parties also acknowledge that this Agreement contains confidential information and agree to limit distribution of this Agreement to those individuals with a need to know the contents of this Agreement.  In no event may this Agreement be reproduced or copies shown to any third parties (exclusive of contractors, subcontractors and agents who have a need for it) without the prior written consent of the other party, except as may be necessary by reason of legal, accounting, tax or regulatory requirements, in which event Client and Fidelity agree to exercise reasonable diligence in limiting such disclosure to the minimum necessary under the particular circumstances.  The parties further agree to seek commercial confidential status for this Agreement with any regulatory commission with which this Agreement must be filed, to the extent such a designation can be secured.

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In addition, each party agrees to give notice to the other party of any demands to disclose or provide the confidential information received from the other or any third party under lawful process prior to disclosing or furnishing confidential information, and agrees to cooperate in seeking reasonable protective arrangements requested by the other party.

5.5                         Exceptions to Confidentiality. The obligations of this Section 5 shall not apply to any information, whether Fidelity Confidential Information, Client Confidential Information or otherwise, which:

a)     is in the public domain at the time of disclosure, or thereafter enters the public domain through no act or omission by the recipient hereunder or its agents, employees or subcontractors; or

b)    is developed by the recipient hereunder independently of any confidential information of the disclosing party hereunder or was in the recipient’s lawful possession at the time of disclosure hereunder as shown by written records; or

c)     is disclosed to the recipient without obligation of confidentiality by a third party with the right to do so; or

d)    is disclosed: (i) pursuant to a requirement or official request of a governmental agency, a court or administrative subpoena or order, or any applicable legislative or regulatory requirement; (ii) in defense of any claim or cause of action asserted against such party or any of its Affiliates, Subsidiaries, officers, directors, employees or agents; (iii) as otherwise permitted by the GLB Act; (iv) as required by law or national stock exchange rule; or (v) as otherwise permitted under this Agreement.

5.6                         Intellectual Property Notices.  Client agrees not to remove any copyright, trademark or other intellectual property notices or property tags from Products and Services provided hereunder.  Copyright notices for Internet Services provided hereunder may contain a hyperlink to Fidelity’ web site.

6.       HARDWARE, SOFTWARE, COMMUNICATIONS AND BASIC PROFESSIONAL SERVICES

6.1        Client Hardware, Software and Communications.  Client shall be responsible, at its own expense, for providing all Third Party Products, including but not limited to, Third Party Products which are utilized as a part of Client’s operating and/or network environment, as identified by Fidelity in the specific Addenda as being required to access or effectively utilize the Products and Services provided thereunder.  Fidelity will make available to Client the specification requirements for Client’s Third Party Products to be compatible with the Products and Services and Client assumes total responsibility for ensuring such compatibility. Fidelity will provide Client with notice of any upgrades to Client’s hardware or software required to accommodate new Versions, Releases, or changes in any Products and Services.  Client shall comply with such upgrade requirements within ninety (90) days from such notice.  Client shall be

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responsible for providing maintenance and paying for any required upgrades on all Client owned, leased or licensed hardware and software. In addition, Client shall be responsible for continued maintenance, support and timely installation of enhancements and upgrades to the Transferred Third Party Software as deemed necessary by Fidelity to ensure compatibility with and provide optimum functionality of the Products and Services.  Client shall also be responsible for providing the communications and LAN interfaces to Client’s network required to support the use and functions of the Products and Services as specifically identified in any applicable SOW, as well as any hardware, software and communications upgrades necessary for increased performance based on additional user requirements.  Any problems or claims with these Third Party Products or Transferred Third Party Software shall be the responsibility of the manufacturer of such products, and Client shall seek recourse only against such manufacturer.

6.2                         Fidelity Hardware, Software and Communications.  In the event that Fidelity owned or licensed hardware, software, or communications, including application servers, are located at Client’s site, Client shall prepare, or have prepared, the necessary facilities to house the hardware, software, or communications devices and services, and take all reasonable steps necessary to provide for their physical security.  Client shall reasonably cooperate with Fidelity in the coordination and scheduling of installation, maintenance, and upon termination, deinstallation of hardware, software, or communications devices and services.  Fidelity reserves the right in its sole discretion to relocate or replace the hardware, software, or communication devices and services at any time upon reasonable notice to Client.  Client understands that Fidelity servers are for Fidelity use only and shall not install any Client owned or licensed software on the Fidelity server(s).  Fidelity reserves the right to remove any hardware, software, files or data on any Fidelity server.  Client further agrees not to use, access or attempt to perform maintenance on any Fidelity server(s), for any reason unless authorized in advance by Fidelity.

6.3                         Communication Devices.  Communication devices shall be specified and ordered by Fidelity.  Such devices will be leased in Fidelity’ name or owned by Fidelity.  Fidelity, in turn, will bill Client for such devices located in Client’s office(s). Should Client desire to terminate the communication devices, Client shall give Fidelity not less than ninety (90) days notice.  Fidelity shall charge Client and Client shall pay for the communication devices located at Client’s site upon receipt of termination notice by one party to the other, or upon immediate termination by Fidelity pursuant to the terms of this Agreement.  Upon termination, and satisfaction of all contractual obligations by Client under this Agreement, Fidelity will refund to Client the amount paid for the communication devices provided Client has returned the devices to Fidelity in good working condition, excepting normal wear and tear.

6.4                         Basic Professional Services.  In order for Client to obtain access to certain Products and Services, Client shall contract with Fidelity for Basic Professional Services.  Such Basic Professional Services relate to use of the applicable Product and Service in conjunction with the components of the MSP System which are certified for use with the applicable Product and Service as of the date such Basic Professional Services are required.  Basic Professional Services and the associated fees shall be set forth in and further identified in one or more SOW to be mutually developed by the parties.

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7.       PROGRAM MODIFICATIONS

Client may request modifications to the report contents or Software by submitting to Fidelity a program modification request form defining the desired change.  Upon receipt of a program modification request from Client, Fidelity will respond to Client with a feasibility study within thirty (30) days.  The feasibility study will contain a high level cost and resources estimate broken down by development methodology phases.  Upon Client’s approval of the feasibility estimates, Fidelity and Client shall work in good faith to mutually agree on a SOW fully describing the final product and the final fixed price.  The SOW will include the cost of the programming definition, programming, testing, installation and documentation.

8.                    ISSUANCE OF VERSIONS AND RELEASES

8.1                         Designation of Versions and Releases.  Updates to the software component of Products and Services, other than MSP, will be stated as Versions or Releases and will be identified by numeric designations.  Upon receiving access to the software components of particular Products and Services, the level of such software will be designated numerically where the first number identifies the Version level and the second number identifies the Release level of that Version.

Example:  Version 4.2 designates Version 4 with Release 2.

8.2                         Versions.  Fidelity may, from time to time and in its sole discretion (and by means or media determined solely by Fidelity) issue and install subsequent Versions.  Additional fees may be due in connection with subsequent Versions which embody substantial additional functionality.

8.3                         Releases.  Fidelity may, from time to time and in its sole discretion (and by means or media determined solely by Fidelity), issue and install Releases to the existing supported Version of a particular Product of Service as part of the right of access conveyed to Client.

8.4                         Support of Versions and Releases.  Client acknowledges that as new Versions and/or Releases are made available, Fidelity will grant access to and support only the most recent Version and Release.

9.       SUPPORT

9.1                         Support.  In accordance with the specifications set forth in the Documentation, Fidelity will provide Support.  PowerCell will take support requests on a wide range of problem situations, capturing descriptive data, and offering resolution assistance for routine problems.  PowerCell, will also serve as the escalation point for problems relating to sublicensed third party software provided as part of a Product or Service.

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9.2                         Issue Management.  Fidelity, via PowerCell, shall respond to Client within the following timeframes on reported issues:

9.2.1           Severity Level 1 Issues.  Severity Level 1 issues are high impact problems reported by Client where a critical system or major component is down or unavailable with no workaround available.  Fidelity will acknowledge receipt of Severity Level 1 issues within four (4) hours after being reported to or detected by Fidelity, whichever is earlier.  Fidelity will provide updates to Client on Severity Level 1 issues, either by telephone or electronic mail, at mutually agreed upon times and, in any event, no less frequently than every four (4) hours.

9.2.2           Severity Level 2 Issues.  Severity Level 2 issues are moderate to high impact problems that must be resolved; however a workaround is available until resolution is achieved.  Fidelity will acknowledge receipt of Severity Level 2 issues within eight (8) business hours after being reported to or detected by Fidelity, whichever is earlier.  Fidelity will provide updates to Client on Severity Level 2 issues, either by telephone or electronic mail, at mutually agreed upon times and, in any event, no less frequently than every eight (8) business hours.

10.    DEFAULT

In the event either party: (a) defaults under the terms of this Agreement which causes a material and adverse effect on the non-defaulting party, and fails to cure the default within thirty (30) days after written notice of such default; or (b) files a voluntary petition under any bankruptcy law, becomes insolvent, makes an assignment for the benefit of its creditors, or has involuntary bankruptcy proceedings commenced against it or a receiver appointed for all or substantially all of its assets and such involuntary petition and receiver are not dismissed within ninety (90) days of the filing or appointment, the non-defaulting party may then immediately terminate the Addendum(s) relating to the default and pursue subject to Section 12 (Limitation of Liability), any and all other rights in law or equity that the non-defaulting party may have, including but not limited to, invoking the provisions of Section 18 (Conflict Resolution).

11.    TERMINATION

11.1                  Termination for Convenience.  Client may terminate this Agreement, or any Addendum hereto, without cause by providing one-hundred eighty (180) days prior written notice to Fidelity. In the event such early termination by Client includes termination of the MSP Addendum, whether the required notice is provided or not, Client shall, in addition to all other monies due and payable to Fidelity, pay as liquidated damages a contract commitment amount which shall be calculated as follows: a) the Minimum Monthly Principal Balance Loan Billing Requirement as of the date of termination shall be multiplied by the then applicable monthly rate per loan to determine the monthly minimum Basic Processing Charges; and b) the monthly minimum Basic Processing Charges shall then be multiplied by the number of months remaining in the Original Term or then current Extended Term after the date of termination.  The contract commitment amount can be summarized as follows:

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(Minimum Monthly Principal Balance Loan Billing Volume Requirement on the date of termination * monthly rate per loan on the date of termination) * months remaining in Original or Extended Term after termination date.

The parties acknowledge and agree that damages resulting from a claim under this section are not readily ascertainable at this time, and the above amount of liquidated damages are reasonable under the circumstances.

11.2      Reconfiguration of Client’s Network.  Upon termination of this Agreement, or any Addendum or SOW hereunder, Client shall pay all costs, including but not necessarily limited to, charges resulting from required reconfiguration of Client’s network for any reason and at any time, any applicable data center charges, travel, living, and out of pocket expenses of Fidelity employees incurred with the deinstallation of any applicable Products and Services.  All monies owing under this Agreement shall be paid in full prior to any obligation by Fidelity to assist Client with the reconfiguration of Client’s network.

11.3      Effect of Termination on Addenda.  The termination of an Addendum pursuant to this Section shall have no effect on any other Addendum that may be in force and effect as part of this Agreement except to the extent that the terminated Addendum is a Paternal Addendum.  In the event that a Paternal Addendum is terminated pursuant to this Section, Fidelity may, at its sole discretion, terminate any applicable Dependent Addendum.  Termination of a Dependent Addendum by Fidelity will not relieve Client of any obligations, financial or otherwise with respect to the Dependent Addendum.  Obligations of confidentiality, indemnification, as well as any other provisions intended to survive termination of this Agreement or any Addendum hereto, shall upon termination of this Agreement or any Addendum hereto, continue in full force and effect and shall be binding upon Client and Fidelity following such termination.

12.    LIMITATION OF LIABILITY

12.1                  DIRECT DAMAGES.  EACH PARTY’S LIABILITY ON ANY CLAIM OR LOSS ARISING OUT OF, OR CONNECTED WITH THIS AGREEMENT SHALL BE LIMITED TO THE ACTUAL DIRECT DAMAGES INCURRED BY THE NONDEFAULTING PARTY, PROVIDED THAT IN EACH SUCH INSTANCE, SUCH LIABILITY SHALL NOT EXCEED THE LESSER OF (1) THE AMOUNT OF THE ACTUAL DIRECT MONETARY LOSS SUFFERED BY THE NONDEFAULTING PARTY OR (2) THE AMOUNT PAID TO FIDELITY BY CLIENT OVER THE SIX (6) MONTHS PRECEDING THE DATE OF THE CLAIM.  NEITHER PARTY’S AGGREGATE LIABILITY UNDER THIS AGREEMENT SHALL, IN ANY EVENT, EXCEED THE TOTAL FEES PAID BY CLIENT TO FIDELITY FOR THE TWELVE (12) MONTHS PRECEDING THE DATE OF THE CLAIM.  THE LIMITATIONS OF LIABILITY SET FORTH IN THIS SECTION SHALL NOT APPLY TO:  (A) INDEMNITY OBLIGATIONS SET FORTH IN SECTION 13 OF THIS AGREEMENT; OR (B) CLAIMS FOR BREACH OF CONFIDENTIALITY AND NONDISCLOSURE SET FORTH IN SECTION 5 OF THIS AGREEMENT.

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12.2                  UNAUTHORIZED MODIFICATION OR USE OF SOFTWARE.  FIDELITY SHALL NOT BE RESPONSIBLE FOR ANY DAMAGES OR EXPENSES RESULTING FROM THE MODIFICATION OR ALTERATION OF THE SOFTWARE OR SYSTEMS BY CLIENT, OR THE UNAUTHORIZED USE OF THE SOFTWARE OR SYSTEMS, OR FROM THE UNINTENDED AND UNFORESEEN RESULTS OBTAINED BY CLIENT RESULTING FROM SUCH USE.

12.3                  INDIRECT, SPECIAL, CONSEQUENTIAL OR THIRD PARTY DAMAGES. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR THIRD PARTY DAMAGES OF ANY KIND INCLUDING, BUT NOT LIMITED TO LOST PROFITS, LOSS OF GOODWILL OR BUSINESS INTERRUPTION, ARISING OUT OF THIS AGREEMENT OR THE USE OF ANY EQUIPMENT, SOFTWARE, DOCUMENTATION OR SERVICE PROVIDED UNDER THIS AGREEMENT.

12.4                  SCREEN SCRAPING OR SIMILAR TECHNOLOGY. EXCEPT WHERE AUTHORIZED BY FIDELITY IN WRITING, FIDELITY SHALL NOT BE LIABLE TO CLIENT OR ANY THIRD PARTY FOR ANY DAMAGES OR EXPENSES ARISING FROM THE USE OF SCREEN SCRAPING OR SIMILAR TECHNOLOGY BY CLIENT OR ANY THIRD PARTY, INCLUDING DATA AGGREGATORS, IN CONNECTION WITH THE PRODUCTS AND SERVICES HEREUNDER, OR THE UNINTENDED AND UNFORESEEN RESULTS OBTAINED FROM THE USE OF SUCH TECHNOLOGY.

13.    INDEMNIFICATION

13.1                  Personal Injury and Property Damage.  Each party agrees to indemnify, defend and hold harmless the other and its Affiliates and its and their officers, directors, employees, advisors, representatives and agents from and against any and all liabilities, losses, costs, damages and expenses (including, without limitation, reasonable attorney’s fees) arising from or in connection with the damage, loss (including, without limitation, theft) or destruction of any real property or tangible personal property of any person or injury or death to any persons resulting from the actions or inactions of any employee, agent or subcontractor of the indemnifying party insofar as such damage arises out of or in the course of fulfilling its obligations under this Agreement and to the extent such damage is due to any negligence, misconduct, breach of statutory duty, or failure of the indemnifying party, its employees, agents or subcontractors to exercise their duties hereunder.  The foregoing represents the sole and exclusive remedy of each party with regard to the matter described in this Section 13.1.

13.2                  Infringement of Fidelity Software.  Fidelity agrees to defend at its own expense, any claim or action brought by any third party against Client or its Affiliates or any of its or their officers, directors, employees, advisors, representatives or agent (each an “Indemnified Person”) for actual or alleged infringement of any patent, copyright or other intellectual property right (including, but not limited to, misappropriation of trade secrets) based upon the Software or the Products and Services furnished hereunder.  Fidelity further agrees to indemnify and hold each

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Indemnified Person harmless from and against any and all liabilities, losses, costs, direct damages, and expenses (including, without limitation, reasonable attorneys’ fees) associated with any such claim or action incurred by such Indemnified Person.  Fidelity shall have the sole right to conduct and control the defense of any such claim or action and all negotiations for its settlement or compromise, unless otherwise mutually agreed to in writing between the parties hereto; provided, however, that no settlement or compromise may include any acknowledgement or admission of liability by, or the entry of any judgment against, such Indemnified Person without such Indemnified Person’s consent, which consent shall not be unreasonably delayed, conditioned or withheld.  Fidelity agrees to give Client, and Client agrees to give Fidelity, as appropriate, prompt written notice of any written threat, warning or notice of any such claim or action against Fidelity or Client, as appropriate, or any other user or any supplier of components of the Software covered hereunder, which could have an adverse impact on Client’s use of same, provided Fidelity or Client, as appropriate, knows of such claim or action.  If in any such suit so defended, all or any part of the Software (or any component thereof) is held to constitute an infringement or violation of any other party’s intellectual property rights and is enjoined, or if in respect of any claim of infringement, Fidelity deems it advisable to do so, Fidelity shall at its sole option take one or more of the following actions at no additional cost to Client: (a) procure the right to continue the use of the same without material interruption for Client; (b) replace the same with non-infringing software that meets the same specifications as the infringing software; or (c) modify said Fidelity Software so as to be non-infringing, provided that the Software as modified meets the same specifications as the infringing software.  The foregoing represents the sole and exclusive remedy of Client with regard to any of the above infringements or alleged infringements.

13.3                  Subservicing.  Client agrees to indemnify, defend and hold Fidelity harmless from and against any and all liabilities, losses, costs, damages, and expenses (including, without limitation, reasonable attorney’s fees) arising from or in connection with:  (a) any breach of the confidentiality provisions of this Agreement by any of Client’s Customers; or (b) misuse or unauthorized use by any of Client’s Customers of the Software, Fidelity Confidential Information or any Product or Service provided in connection with this Agreement.

14.    PERIODIC REPORTS

Fidelity, annually, will provide to Client (and to the District Director of the OTS or OCC, as applicable) at no charge one (1) copy, in such media as Fidelity shall determine it its sole discretion, of the Third Party Review.

As of the Effective Date, Fidelity is a wholly owned subsidiary of a public-traded company, Fidelity National Financial (“FNF”).  As a publicly-traded company, FNF discloses its financial information pursuant to United States securities laws and regulations.  That financial information includes the financial statement segment reporting of Fidelity.  A copy of FNF’s financial information is available at www.FNF.com or through the Securities and Exchange Commission’s EDGAR website.  If at any time in the future, Fidelity’s financial segment information is no longer publicly available, Fidelity agrees to provide Client with such information.

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15.    TIME OF PERFORMANCE AND INCREASED COSTS

Fidelity’s time of performance with respect to Products and Services performed under this Agreement shall be extended, to the extent reasonably necessary, in the event that (a) Client fails to submit data or materials in the prescribed form or in accordance with the requirements of this Agreement; (b) Client fails to perform on a timely basis or provide adequate resources to perform the tasks, functions or other responsibilities of Client described in this Agreement, or any applicable Addendum or SOW hereunder; (c) there occurs a Force Majeure condition as contemplated in Section 23 which prevents timely performance; (d) Client or any governmental agency authorized to regulated or supervise Client makes any special request which affects Fidelity’ normal performance schedule; (e) Client changes its priorities in a manner that adversely impacts the performance of the Products and Services; or (f) any Client software does not perform in accordance with its specifications and, in each case, the same is necessary for Fidelity’ performance hereunder.  In addition, if any of the above events occur, and such event will result in an increased cost to Fidelity for providing the affected Products and Services, Fidelity shall so advise Client and Client may either pay any and all of such increased costs to Fidelity or relieve Fidelity of its responsibilities hereunder.

16.    ASSIGNMENT

Neither this Agreement, nor any rights, duties, or obligations of Client hereunder may be assigned or delegated in whole or in part by Client, whether by operation of law or otherwise, without the prior written consent of Fidelity, which consent shall not be unreasonably withheld. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.  Except where otherwise expressly agreed upon in writing by Client and Fidelity, no assignment or delegation, in whole or in part, shall release Client from any of its obligations pursuant to this Agreement.  Neither the terms of this Agreement nor any performance hereunder shall be construed to create any rights in any person other than the parties to this Agreement.

17.             INSURANCE

Fidelity will maintain substantially the same insurance and insurance coverage as set forth below throughout the term of this Agreement:

Type of Coverage	Limit	Minimum Insurer Bests Rating
Commercial General Liability	$1,000,000 each occurrence $2,000,000 Annual Aggregate	A - VIII

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Property Insurance	$100,000,000 Direct Damage & Business Interruption $5mm Accounts Receivable $5mm Service Interruption $1mm Transit & Fine Arts Various Other Sublimits	A - VIII

Workers’ Compensation	Coverage A - statutory Coverage B - $1,000,000 each accident $1,000,000 each employee-disease $1,000,000 policy limit - disease	A - VIII

Data Processors Errors and Omissions	$10,000,000 Occurrence/Aggregate	A - VIII

Umbrella	$25,000,000	A - VIII

18.    CONFLICT RESOLUTION

18.1        Informal Dispute Resolution.

18.1.1 Notices. Fidelity and Client will notify each other within a commercially reasonable timeframe and as promptly as possible regarding any conflicts arising out of this Agreement or in the interpretation of the provisions of this Agreement, or any dispute as to whether or not an event of default has occurred.  Fidelity and Client will attempt to resolve all such conflicts as promptly as possible and in good faith before initiating any causes of action arising out of this Agreement.

18.1.2         Escrow Account.  If any dispute remains unresolved for any reason after thirty (30) days following the initial written request for informal dispute resolution, or such other period of time as mutually agreed to in writing, then following such period, with respect to monetary disputes submitted to informal dispute resolution, Client shall place such disputed payment amount into an independent third party interest bearing escrow account within two (2) business days and then the parties may continue informal dispute resolution efforts.  The prevailing party (at either informal dispute resolution efforts or binding arbitration) shall be entitled to the interest accrued on the monies placed in escrow pursuant to this Section, for each such disputed payment amount.

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18.2     Escalation Procedures.

18.2.1         Good Faith Efforts.  Each of the parties agrees to negotiate, in good faith, any claim or dispute that has not been satisfactorily resolved following the notice and resolution process described in Section 18.1.  To this end, each party agrees to escalate any and all unresolved disputes or claims in accordance with Section 18.2 before taking further action.

18.2.2         Escalation of Unresolved Disputes.  If the negotiations conducted pursuant to Section 18.1 do not lead to resolution of the underlying dispute or claim to the satisfaction of a party involved in such negotiations, then either party may notify the other in writing that he/she desires to elevate the dispute or claim to the President of the mortgage division of Fidelity and the Chief Information Officer of Client for resolution.  Upon receipt by the other party of such written notice, the dispute or claim shall be so elevated and the President of Fidelity, Inc. and the Chief Information Officer of Client shall negotiate in good faith and each use its reasonable best efforts to resolve such dispute or claim.  The location, format, frequency, duration and conclusion of these elevated discussions shall be left to the discretion of the representatives involved.  Upon agreement, the representatives may utilize other alternative dispute resolution procedures to assist in the negotiations.  Discussions and correspondence among the representatives for purposes of these negotiations shall be treated as confidential information developed for purposes of settlement, exempt from discovery and production, which shall not be admissible in subsequent proceedings between the parties.  Documents identified in or provided with such communications, which are not prepared for purposes of the negotiations, are not so exempted and may, if otherwise admissible, be admitted in evidence in such subsequent proceeding.

18.3                  Binding Arbitration.  Fidelity and Client stipulate and agree that if they are unable to resolve any controversy arising under this Agreement following diligent and good faith attempts to resolve such controversy under the informal dispute resolution process outlined in Sections 18.1 and 18.2, then such controversy, and any ancillary claims not so resolved and not so subject, shall be submitted to binding arbitration at the election of either party (the “Disputing Party”) pursuant to the following conditions:

18.3.1  Selection of Arbitrator.  The Disputing Party shall notify the AAA and the other party in writing describing in reasonable detail the nature of the dispute (the “Dispute Notice”), and shall request that AAA furnish to the parties a list of five (5) possible arbitrators who shall be licensed to practice law in the United States and shall have at least five (5) years of experience in data processing matters.  Each party shall have fifteen (15) days to reject two (2) of the proposed arbitrators.  If one (1) individual has not been so rejected, he or she shall serve as arbitrator; if two (2) or more individuals have not been so rejected, AAA shall select the arbitrator from those individuals.

18.3.2  Conduct of Arbitration.  Arbitration will be conducted by the arbitrator selected pursuant to Section 18.3.1 with respect to the dispute described in the Dispute Notice and any other disputes related to this Agreement between the parties to this Agreement (i)

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pending at the inception of such arbitration and not otherwise being arbitrated under this Section 18.3; or (ii) arising during the pendency of such arbitration in accordance with the rules of AAA, except as specifically provided otherwise in this Section 18.3.  The arbitrator will allow reasonable discovery in the forms permitted by the Federal Rules of Civil Procedure, to the extent consistent with the purpose of the arbitration.  The arbitrator will have no power or authority, under the rules of AAA or otherwise, to amend or disregard any provision of this Section 18.3.  The arbitration hearing shall be limited to not more than five (5) days, with each of Client and Fidelity being allocated one-half of the time for the presentation of its case.  Unless otherwise agreed to by the parties, an arbitration hearing shall be conducted on consecutive business days.

18.3.3  Replacement of Arbitrator.  Should the arbitrator refuse or be unable to proceed with arbitration proceedings as called for by this Section 18.3, such arbitrator shall be replaced by an arbitrator selected from the other four (4) arbitrators originally proposed by AAA and not rejected by the parties, if any, or if there are no remaining proposed arbitrators who have not been rejected, by repeating the process of selection described in Section 18.3.1 above.  If an arbitrator is replaced pursuant to this Section 18.3.3, then a rehearing shall take place in accordance with the provisions of this Section 18.3 and the rules of AAA.

18.3.4  Findings and Conclusions.  The arbitrator rendering judgment upon disputes between parties to this Agreement as provided in this Section 18 shall, after reaching judgment and award, prepare and distribute to the parties a writing describing the findings of fact and conclusions of law relevant to such judgment and award and containing an opinion setting forth the reasons for the giving or denial of any award.  The arbitrator, at its discretion, may include an award of reasonable attorney’s fees for the prevailing party in its final judgment and award.

18.3.5  Place of Arbitration Hearings.  Arbitration hearings contemplated by Section 18.3.2 shall be held in Jacksonville, Florida.  If Fidelity and Client agree, arbitration hearings may be held in another location.

18.3.6  Time is of the Essence.  The arbitrator is instructed that time is of the essence in the arbitration proceeding, and that the arbitrator shall have the right and authority to issue monetary sanctions against either of the parties if, upon a showing of good cause, the party is unreasonably delaying the proceeding.  The arbitrator shall render his or her judgment or award within fifteen (15) days following the conclusion of the arbitration proceeding.  Recognizing the express desire of the parties for an expeditious means of dispute resolution, the arbitrator shall limit or allow the parties to expand the scope of discovery as may be reasonable under the circumstances.

18.4                  Injunctive Relief.  Notwithstanding the preceding dispute resolution procedures, if Fidelity or Client makes a good faith determination that a breach of the terms of this Agreement by the other party is such that the damages to such party resulting therefrom will be so immediate or severe and incapable of adequate redress after the fact, such party may seek a temporary restraining order and/or other immediate injunctive relief.  If a party making such a determination

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files a pleading with a court seeking such temporary restraining order or immediate injunctive relief and such pleading is successfully challenged by the other party to this Agreement, the party filing such pleading seeking a temporary restraining order or immediate injunctive relief shall pay all of the costs and attorneys’ fees of the party successfully challenging such pleading.

19.             USE OF NAME OR LOGO

Neither party may use the name or logo of the other party for advertising, solicitation, promotion, or press releases without the prior written consent of the other, which consent will not be unreasonably withheld.  Notwithstanding the preceding sentence, the Client agrees that Fidelity may publish a press release announcing the initial relationship between the parties within fifteen (15) days of the Effective Date.  Fidelity shall give Client notice of any contents of such press release and Client will review and provide comments, if any, within two (2) business days.  In the absence of any comments or following incorporation of Client’s comments, Fidelity may publish such press release.  Nothing herein will prohibit either party from issuing or causing the publication of any public announcement to the extent that such action is required by applicable law or the rules of any generally recognized stock exchange applicable to such party or its Affiliates, in which case the party wishing to make such disclosure will, if practicable under the circumstances, notify the other party of the proposed time of issuance of such public announcement and consult with and allow the other party reasonable time to comment.

20.    DISASTER RECOVERY

20.1                  Disaster Recovery Plan.  Fidelity will provide disaster recovery services for its batch and online processing obligations to Client at a dedicated facility which is equipped to handle Fidelity’s data center processing in the event disaster recovery is needed.  Provided that Client is utilizing the Fidelity telecommunication network, Fidelity agrees to provide data communication access to the disaster recovery facility, including the necessary communication devices (multiplexors, modems, channel extenders, etc.) to facilitate such communication; otherwise, Client shall be responsible for providing, and paying for, the necessary communication lines and devices.  Throughout the term of this Agreement, Fidelity will maintain in effect contracts and/or arrangements for disaster recovery, which are substantially equivalent to those, which are currently in effect.

20.2                  Recovery Time.  Client acknowledges that disaster recovery arrangements are designed to deal with circumstances, which are expected to cause a substantial portion of the capabilities at Fidelity’s data center to be unavailable for a period exceeding seventy-two (72) hours.  Should such an event or situation occur, Fidelity shall execute its disaster recovery plan in a timeframe and manner necessary to ensure the restoration of batch and on-line processing service to Client within seventy-two (72) hours of service interruption.

20.3                  Testing.  Fidelity will test its disaster recovery capabilities at least once per calendar year.  Client is allowed to participate in the disaster recovery test when deemed appropriate by Fidelity.

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20.4                  Storage Of Data Files.  Fidelity will provide off-site storage for Client’s data files so that they can be reconstructed in the event of loss or destruction of Client’s processing files at Fidelity’s data center.  Such off-site storage will be in accordance with the guidelines set forth in Fidelity’s Third Party Review.

21.    REPRESENTATIONS AND WARRANTIES

21.1                  Client’s Representations and Warranties.  Client represents and warrants that:

(a) Client is a validly formed and existing entity and in good standing under the laws of the state of its formation;

(b) Client has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the same have been duly authorized by all necessary actions of Client; and

 (c) Client’s execution and performance of this Agreement will not constitute: (i) a violation of any judgment, order or decree; (ii) a default under any material contract by which it or they are bound; or (iii) an event that would, with notice and/or lapse of time, constitute such a default.

21.2                  Fidelity’s Representations and Warranties.  Fidelity represents and warrants to Client that:

(a) Fidelity is a validly formed and existing entity and in good standing under the laws of the state of its formation;

(b) Fidelity has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the same have been duly authorized by all necessary actions of Fidelity;

 (c) Fidelity’s execution and performance of this Agreement will not constitute: (i) a violation of any judgment, order or decree; (ii) a default under any material contract by which it or they are bound; or (iii) an event that would, with notice and/or lapse of time, constitute such a default;

(d) Fidelity owns, is the authorized licensee of, or has the right to transfer to Client, the Software provided hereunder; Fidelity has the legal right to provide access to or license the Software to Client pursuant to this Agreement; and

(e) to the best of its knowledge, the Software substantially conforms, in all material respects, to the specifications set forth in the Documentation provided that the Software is used by Client in accordance with the provisions of this Agreement and any applicable Documentation.

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21.3                  DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED ELSEWHERE HEREIN, FIDELITY AND ITS LICENSORS MAKE NO OTHER WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCTS AND SERVICES, SOFTWARE AND SYSTEMS, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, OWNERSHIP OR FITNESS FOR A PARTICULAR PURPOSE, AND SUCH IMPLIED WARRANTIES ARE HEREBY EXPRESSLY AND SPECIFICALLY DISCLAIMED.  CLIENT ASSUMES TOTAL RESPONSIBILITY FOR THE SELECTION OF THE SOFTWARE AND SYSTEMS TO ACHIEVE CLIENT’S INTENDED RESULTS, AND FOR THE USE AND RESULTS OBTAINED FROM THE SOFTWARE AND/OR SERVICES.  FIDELITY DOES NOT WARRANT THAT THE FUNCTIONS CONTAINED IN THE SOFTWARE AND SYSTEMS WILL MEET CLIENT’S REQUIREMENTS.

22.             NON-SOLICITATION OF EMPLOYEES

Neither Client nor Fidelity will solicit the services of any employee of the other party for the duration of this Agreement Term without first obtaining the written consent of the other party.  Notwithstanding the foregoing, Client and Fidelity understand and agree that the following shall not constitute solicitation under this Section: (a) employment solicitations directed to the general public at large, including without limitation newspaper, radio, internet and television advertisements, and (b) an employment solicitation directed by a party to an employee of the other party, and any related communications, that occurs after a communication regarding employment that was initiated by the employee.

23.    FORCE MAJEURE

Neither Fidelity nor Client shall be responsible to the other for delays and/or failures in performance resulting from acts beyond their control.  Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, acts of terrorism, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, power failures, earthquakes, or other disasters.  Notwithstanding the foregoing, takeovers (hostile or otherwise), mergers, or acquisitions shall not be deemed force majeure events.  In the event the ability of either party to perform its obligations under this Agreement is prevented by a Force Majeure event, passage of any law or any other similar force beyond the control of that party for a period of more than thirty (30) days, then either party may terminate this Agreement or any portion of this Agreement upon written notice to the other party. In the event the affected party elects not to terminate this Agreement, Client and Fidelity will negotiate a proration of monthly charges based on the affected Products and Services and the period of time by which performance was prevented.

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24.    MODIFICATION OF AGREEMENT

Neither this Agreement, nor any Addenda or SOWs hereunder may be modified or amended except by a written document signed by the party against whom enforcement is sought.

25.    WAIVER

The waiver of a breach of, or a default under, any term or condition of this Agreement shall not be construed as a continuing waiver of any such term or condition, nor shall a waiver of a breach of, or a default under, any term or condition be construed as a waiver of any breach or default under any other term or condition, or in any manner affect any other term or condition hereof.

26.    INDEPENDENT CONTRACTOR

Fidelity is an independent contractor, which has the sole right to supervise, manage, control and direct its performance of services. The performance of activities by either party under this Agreement shall not constitute either a joint venture or partnership of the parties. This Agreement shall not be construed to limit in any way the rights of the parties to pursue, independently and in accordance with their respective management policies, any aspects of their respective businesses and operations.

27.    SEVERABILITY OF PROVISIONS

The provisions of this Agreement are severable, and if any provision is hereafter declared invalid or unenforceable by any court of competent jurisdiction, such determination shall not affect the validity of any other provision hereof.

28.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES

The terms, provisions, representations, warranties and covenants contained in Sections 5 (Ownership, Confidentiality and Non-Disclosure), 12 (Limitation of Liability) and 13 (Indemnification) of this Agreement shall survive the delivery and acceptance of those services to be delivered hereunder, the payment of any fees or other charges hereunder, and the termination of this Agreement for any reason.

29.    NOTICES

Whenever the giving of a written notice by Fidelity or Client is required by this Agreement, such notice shall be given personally or sent by certified mail or overnight courier, postage prepaid, addressed to the other party in care of a designated officer and at the address listed in the preamble of this Agreement, or at such other address as may be specified by Fidelity or Client in advance in writing to the other, and shall be deemed to have been given on the date of receipt by the other.  Written notice may also be made by facsimile or electronic mail provided that within a reasonable amount of time subsequent to transmitting the facsimile or electronic mail

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notification, an original written notice is delivered personally or sent by certified mail or overnight courier, postage prepaid, addressed to the other party in care of a designated officer and at the address showing in the preamble of this Agreement, or at such other address as may be specified by Fidelity or Client in advance in writing to the other.

30.             FURTHER ASSURANCES

The parties shall perform all acts and execute all supplementary instruments or documents which may be necessary to carry out the intent of this Agreement.

31.             ORDER OF PRECEDENCE

The general terms and conditions set forth in this Agreement shall apply to all Addenda, Schedules, SOWs and any other documents attached hereto.  To the extent any of the provisions are found to be in conflict with other provisions in the Agreement, the order of precedence of the documents is as follows: the provisions of the Schedules shall take precedence respectively, followed by each Addendum, then this Agreement’s General Terms and Conditions, and then any applicable SOW respectively.

32.             GOVERNING LAW

This Agreement shall be considered as entered into in the State of Florida and shall be governed by and construed in accordance with the laws of the State of Florida.

33.    COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which is deemed an original, but all of which together constitute one agreement.

34.    ENTIRE AGREEMENT

This Agreement constitutes the complete understanding of Fidelity and Client, supercedes any prior oral or written communications, supercedes any requests for proposals, terms sheets or letters of intent, and no representation other than is contained herein or in any agreement referred to herein shall be binding on either party.  No alteration, modification, or waiver of any provision hereof shall be valid unless in writing and signed by the parties hereto.

35.             PERFORMANCE AUDITS

Fidelity will cooperate fully with Client or its auditors, internal or external, upon reasonable prior notice, for the purpose of inspecting, examining, and auditing the performance of the Services to be rendered by Fidelity to Client hereunder (with the exception of any records, information or procedures which are of a confidential nature with a third party or are addressed in Fidelity’s

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Third Party Review); provided, however, that any such inspection, examination and/or audit shall take place only during normal business hours and in a manner that will not disturb the ordinary transaction of Fidelity’s business.  Fidelity reserves the right to charge Client on a time and materials basis for any services reasonably required to be performed by Fidelity in connection therewith.  Performance audits shall not be scheduled to occur during the fourth quarter of any calendar year.  Client shall limit any performance audits to a reasonable duration and limit the number of performance audits performed to one (1) per calendar year.  Client and its representatives may be required to sign Fidelity’s nondisclosure and confidentiality agreement in advance of performing any audits.  Client will provide, and instruct its auditors, internal and external, to provide Fidelity with a copy of that portion of each written report containing comments concerning Fidelity or the Services performed by Fidelity pursuant to this Agreement.  In no event may any representative of client or auditor be a Competitor.

36.             COVENANT OF GOOD FAITH

Each party, in its respective dealings with the other party under or in connection with this Agreement, shall act in good faith.

AMERICAN MORTGAGE NETWORK,	FIDELITY INFORMATION SERVICES,
INC.	INC.

By:	By:

Its	Its

Printed Name	Printed Name

Date	Date
“CLIENT”	“FIDELITY”

*** Confidential material redacted and submitted separately to the Commission

CONFIDENTIAL TREATMENT REQUESTED—REDACTED COPY

CONFIDENTIAL TREATMENT REQUESTED:  INFORMATION FOR WHICH CONFIDENTIAL TREATMENT

HAS BEEN REQUESTED IS OMITTED AND NOTED WITH “***.”  AN UNREDACTED VERSION OF THIS

DOCUMENT HAS BEEN SUBMITTED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION.

ADDENDUM 1

TO

MASTER AGREEMENT NO. 264-05M

BETWEEN

FIDELITY INFORMATION SERVICES, INC.

AND

AMERICAN MORTGAGE NETWORK, INC.

FOR

MORTGAGE SERVICING PACKAGE WITH ONLINE SERVICES

This Addendum 1 (“Addendum”) to the above referenced Master Agreement (the “Agreement”) is entered into as of May 10, 2005 (“Addendum 1 Effective Date”), by and between Fidelity Information Services, Inc. (“Fidelity”) and American Mortgage Network, Inc. (“Client”).

1.                    DEFINITIONS

The definitions set forth in the Agreement, or any Addendum or Exhibit thereto, are incorporated herein by reference as if fully stated herein.  The following additional terms shall have the definitions set forth below:

1.1        “Daily Currency Information” shall mean Client’s loan information, which is available to Passport and current as of the previous processing cycle.

1.2        “Fidelity RLS Training Fundamentals” shall mean Fidelity’s overview, disk and computer based training products designed to support Client’s in-house training efforts with respect to the MSP System, including such updates, enhancements and modifications as Fidelity deems necessary.

1.3        “Month-end File” shall mean a file containing Time Series Information.

1.4        “Navigator™” shall mean Fidelity’s electronic reference and procedural library product.

1.5        “OEM” shall mean original equipment manufacturer.

1.6        “Online Services” or “Online System(s)” shall mean online access from terminals located in Client’s office(s) through the CICS telecommunication facility to information contained in Client’s mortgage master, history, and certain utility files.

1.7        “Regular File” shall mean a file containing Daily Currency Information.

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1.8        “Time Series Information” shall mean a limited number of snapshots of Client’s loan information, each as of a specific month-end period.

2.                    TERM

The term of this Addendum shall run simultaneously with the Original Term and Extended Term, if applicable, of the Agreement.

3.                    MSP REMOTE PROCESSING CHARGES AND SERVICES

3.1        Basic Processing Charges.  In consideration for Processing data and Client’s use of the MSP System, Client shall be charged and shall pay to Fidelity Basic Processing Charges per month equal to the monthly rate per loan set forth in the following table times the number of loans processed on the MSP System for that month, but in no event less than the Minimum Monthly Principal Balance Loan Billing Volume Requirement set forth below:

2005 Monthly Basic Processing Charges Per Principal Balance Loan	***

The above charges cover regular daily (five (5) days per week), monthly and normal year-end Processing cycles.  In addition, in no event shall Client shall Process less than the Minimum Monthly Principal Balance Loan Processing Volume Requirement set forth in the table below:

Minimum Monthly Principal Balance Loan Billing Volume Requirement	***
Minimum Monthly Principal Balance Loan Processing Volume Requirement	***

Notwithstanding the foregoing, Fidelity understands and agrees that Client is entering into the Agreement to initially Process less than the Minimum Monthly Principal Balance Loan Processing Volume Requirement set forth above.  As a result, the Minimum Monthly Principal Balance Loan Processing Volume Requirement shall not apply to Client until Client actually Processes that minimum number of loans on the MSP System in one month.  Once Client Processes loans greater than or equal to the Minimum Monthly Principal Balance Loan Processing Volume Requirement in any month, the Minimum Monthly Principal Balance Loan Processing Volume Requirement shall apply and Client shall be obligated to Process at least that number of loans each month thereafter.

3.2        For the fees described above, in addition to Processing, Client shall be entitled to use the Products and Services listed below:

a)              MSP telephone support, enhancement videos (if applicable), and all shared standard MSP enhancements added to the MSP System during the Original Term or any Extended Term of this Addendum;

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2

b)              Director monthly per loan fee, subject to the allowances set forth in Section 7.1 (“Director User Access Rights”) hereof;

c)              Passport monthly per loan fee, subject to the allowances set forth in Section 6.1 (“Passport Fees and Allowances”);

d)              up to *** standard Online LetterWriter letters (“OLLW”), as measured utilizing industry standard measurement tools, per each *** Principal Balance Loans per month (the “Allowable OLLW”).  Additional standard OLLW letters produced above the Allowable OLLW and all ARM OLLW letters will be billable at the rate of *** each until Client’s portfolio reaches *** Principal Balance Loans.  Once Client’s portfolio exceeds *** Principal Balance Loans, all OLLW letters above the Allowable OLLW and all ARM OLLW letters will be billable at the non-plan rates as set forth in the Fidelity Optional Processing and Support Services Rates Schedule;

e)              up to *** online transactions, as measured utilizing industry standard measurement tools, per principal balance loan per month (the “Allowable CICS”).  For example, if Client has a processing portfolio of 10,000 principal balance loans, the above fees cover up to *** online transactions per month.  Fidelity shall have the right to bill Client and Client agrees to pay a fee for the number of transactions over and above the Allowable CICS at the rate of *** each; provided, however, during the first six (6) months after Client processes its first loan on the MSP System, Client shall not be charged any fees for excess CICS transactions;

f)                one (1) copy per month of Navigator™;

g)             Fidelity RLS Training Fundamentals and access to Fidelity’s computer based training products (non-classroom) in pre-defined quantities based on Client’s loan count;

h)             the functionality provided by the following enhancements (and any implementation or installation charges in connection with such enhancements) are included upon written request by Client:

Enhancement Title/Description	IP#(s)

Monthly Billing	778, 947, 1395 & 1639
Daily Interest Accrual	1443
Credit Risk	1410
Auto Process Stop for PIF Trans	1308
Additional User Fields USR2-4	1336, 1602 & 1700
Tax Bureau:
TransAmerica	0724, 0941, 1267, 1503, 1607, 1622, 1623, 1624 & 1819
Lereta	1231
CRM	1355
Fidelity	1407
First American	0935, 1050, 1061 & 1501
Prime First – Interest Only Loans ARM	1416
Interest Only on Fixed Rate Loans	1830
Salomon Brothers Portfolio Analysis Tape	1298
ELOCS	1423

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i)                tape rental for in-house backup;

j)                Dexport charges; and

k)            extended system availability (bronze plan) with read only access to a limited number of screens and/or modules (currently ISA0, ISA1, ISA2, ISH5, LSCH, NC04, NC07, PAY1, PAY2, PAY3, PAY4, P190, P309, VRKB, VRU1, VRU4, and VRU5) for the times specified below, subject to the terms of the SLA:

i)                Monday through Friday:  8:00 p.m. PT (11:00 p.m. ET) until 5:00 a.m. PT (8:00 a.m. ET) the following morning;

ii)   Saturday:  3:00 p.m. PT (6:00 p.m. ET) until 3:00 a.m. PT (6:00 a.m. ET) Sunday morning; and

iii)  Sunday:  9:00 a.m. PT (12:00 p.m. ET) until 5:00 a.m. PT (8:00 a.m. ET) Monday morning.

Extended access to any screens and/or modules and the available hours set forth above are subject to change from time to time at Fidelity’s sole discretion.

l)                Loans which have been paid-in-full, foreclosed, or transferred to a non-affiliated company, and are therefore inactive zero balance loans up to the Minimum Monthly Principal Balance Loans Billing Volume Requirement set forth above.  Inactive zero balance loans above the number included in the Basic Processing Charges will be billed to Client at the rate of *** pre loan until Client’s portfolio reaches *** Principal Balance Loans.  Once Client’s

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4

portfolio exceeds *** Principal Balance Loans, all inactive zero balance loans above the number included in the Basic Processing Charges will be billed to Client in accordance with the rates set forth in the Fidelity Optional Processing and Support Service Rates Schedule.  This charge is to cover regular daily (five (5) days per week), monthly and normal year-end processing, but does not include the inactive loan fees for Passport.

m)          If Client elects to use FTP protocol for daily output reports to be delivered through Fidelity’s InterChange product and executes a Fidelity InterChange agreement in form and substance acceptable to Fidelity, Client will receive up to *** files per month.  Electronic data interchange transmissions in excess of *** files per month will be billed in accordance with the Fidelity Optional Processing and Support Services Rates Schedule; provided, however, electronic data interchange translated transmissions to or from a government sponsored entity, regulatory agency or insurance carrier (to the extent such insurance carrier is a business partner with Fidelity) will be provided at no additional cost to Client.

n)             When generally made available to Fidelity’s other clients, Client will be provided access to Fidelity’s new collection workstation, subject to payment by Client of any applicable implementation fees.

3.3        Adjustments of Basic Processing Charges and Minimum Billing and Processing Requirements. The Basic Processing Charges, Minimum Monthly Principal Balance Loan Billing Volume Requirement and Minimum Monthly Principal Balance Loan Processing Volume Requirement set forth in Section 3.1 above shall remain in effect for the first year of the Original Term.  In the event the Addendum 1 Effective Date is other than January 1, for price adjustment purposes only, the first year of the term shall be deemed to be the period from the commencement of the term through and including the immediately succeeding December 31.  During the second and subsequent years of the Original Term, Fidelity reserves the right upon thirty (30) days written notice to Client, to adjust the Basic Processing Charges, Minimum Monthly Principal Balance Loan Billing Volume Requirement and Minimum Monthly Principal Balance Loan Processing Volume Requirement.  Such adjustment to the Basic Processing Charges shall not exceed the percent increase in the CPI-U Index between the annual averages of the most recently published twelve (12) month period and the immediately preceding twelve (12) month period, provided, however, in no event shall the percentage increase be less than ***.  For purposes of forecasting, documentation preparation, and advance notification requirements, the “most recently published” period shall be deemed to be the latest available published period at the time Fidelity begins its price adjustment process for the upcoming year.  In no event shall the Minimum Monthly Principal Balance Loan Billing Volume Requirement or Minimum Monthly Principal Balance Loan Processing Volume Requirement be adjusted below the levels set forth above.

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5

4.                    INPUT/OUTPUT SERVICES

4.1        Input.  Client shall perform the data entry requirements from items of original entry (which items remain in the possession of Client). Client shall create the input data and Client and/or Client’s agent will transmit the input data required by each System, as defined in the Documentation, to Fidelity’s computer facilities in Jacksonville via a mutually agreed upon method of data transmission. Input data is to be received by Fidelity each business day, or other processing frequency as required, at 8:00 p.m. PT (11:00 p.m. ET).  Client shall be responsible for verification of the data transmitted and for the release of the data to Fidelity for processing.

4.2        Output.  Fidelity will process the data using the Software and will have the output available to allow the Client to begin to print the output data at Client’s location at a mutually agreed upon time. Fidelity will use its commercially reasonable efforts to complete the processing and transmission of Client’s data on schedule, provided Client has transmitted and released its input in accordance with Section 4.1 (“Input”) of this Addendum.

4.3        Rejected Transactions and System Balancing.  Client shall correct and resubmit all transactions rejected by the Software and Client shall be responsible for reconciling and adjusting differences in batch control totals which result from rejected transactions and/or erroneous control totals. Client is responsible for the system balancing on a daily basis.

4.4        Reasonable Care.  Client agrees to exercise reasonable care in the use of each service. “Reasonable care” includes, but is not limited to, scheduling certain reports and producing large volumes of output data only on selected days. Certain reports identified in the Documentation have been blocked in the Software from being produced during peak cycles.   For example, restrictions may be placed on certain reports and large volume output during month end, mid-month and year end processing cycles.

5.                    ONLINE SERVICES

For a complete description of the On-line Services provided by Fidelity, and their availability, reference is made to the SLA attached to the Master Agreement.

6.                    PASSPORT

6.1        Passport Fees and Allowances.  In exchange for the payment of the Basic Processing Charges, Client shall be entitled to access to Passport, a specific allowance of CPU usage time per principal balance loan as set forth in the table in Section 6.1.5 below, storage of a rolling thirteen (13) months of Time Series Information and access to Scorecard Phase II.

6.1.1 Inactive Loan Fee.  Client shall pay Fidelity a monthly inactive loan fee as set forth in the table below for each inactive or zero balance loan available to Passport.

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6.1.2 Available Files.  Fidelity shall make the Regular File and the Month-end File available in Passport.  CPU usage against the Regular File shall be tracked independently from the CPU usage against the Month-end File.

a)     Client’s monthly CPU usage against the Month-end File shall be counted after Client’s monthly CPU usage allowance and Client shall pay a Regular File Excess Usage Fee at Fidelity’s then current rates for excess usage.

b)     Client’s monthly CPU usage against the Month-end File shall be counted after Client’s monthly Regular File CPU usage in calculating Client’s total CPU usage against both files for purposes of determining if Client’s total monthly CPU usage has exceeded the allowable amount.  Client shall pay a Month-end File Excess Usage Fee at Fidelity’s then current rates for excess usage for any CPU usage against the Month-end File which, when combined with Client’s CPU usage against the Regular File, results in total CPU usage in excess of the allowable amount.

6.1.3 Excess Storage Fees.  Based upon Client’s principal balance loan volume, Client shall pay to Fidelity an excess storage fee as set forth in the table below for each month of retention of Time Series Information in excess of the allowable number of months.

6.1.4 CPU Usage.

a)              Client’s monthly CPU usage against the Regular File shall be counted first towards Client’s monthly CPU usage allowance and Client shall pay a Regular File Excess Usage Fee as set forth in Section 6.1.5 for any CPU usage against the Regular File which results in CPU usage in excess of the allowable amount.

b)              Client’s monthly CPU usage against the Month-end File shall be counted after Client’s monthly Regular File CPU usage in calculating Client’s total CPU usage against both files for purposes of determining if Client’s total monthly CPU usage has exceeded the allowable amount.  Client shall pay a Month-end File Excess Usage Fee as set forth in Section 6.1.5 for any CPU usage against the Month-end File which when combined with Client’s CPU usage against the Regular File, results in total CPU usage in excess of the allowable amount.

c)              CPU usage allowances are subject to adjustment by Fidelity from time to time based upon improvements in CPU performance in order to maintain the same relative CPU usage allowance.  For example, if Fidelity upgrades the CPU or otherwise improves the CPU processing speed, then the CPU usage allowance described herein may be proportionately adjusted downward to reflect such

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7

improvement.  Fidelity will provide written notice to Client of any adjustments to the CPU usage allowance.

6.1.5  Additional Monthly Allowances and Fees.

CPU Usage Allowance (allowable seconds per loan)	***
Excess Usage Fees – Regular (per CPU second)	***
Excess Storage Fees (per principal balance loan per additional month of Time Series data over 13 months)	***
Inactive Loans	***

7.  DIRECTOR

7.1        Director User Access Rights.  The Basic Processing Charges include the right of access to Director.  The Basic Processing Charges entitle Client to an initial allocation of twenty (20) Director User Access Rights and thereafter one (1) full usage standard Director User Access Right per five hundred (500) Principal Balance Loans.  In the event Client requires more User Access Rights than the allowance set forth above, Client may request such additional User Access Rights subject to the payment of the then current additional fees.  Client is authorized to utilize the Director User Access Rights only at the following location(s):                           .

7.2        Access Verification Rights.  Client agrees to permit representatives of Fidelity or its licensors to inspect, during Client’s normal business hours, any Authorized Location(s) or any other locations under the control of Client for which Fidelity or its licensors have reasonable cause to believe Director or any third party component of Director is being accessed or used.  Upon request, Client shall provide written certification to Fidelity of the number of User Access Rights at each Authorized Location or other location where Director is used or otherwise accessed or used by Client.  Client also acknowledges and agrees that Fidelity may be obligated under its agreements with third party software licensors, for software components which are part of or associated with the use of Director, to allow such licensors the right to audit Fidelity’s records for access and distribution verification.  Such records may include, but not be limited to, the names, addresses, contact names and phone numbers of the Fidelity’s clients who have User Access Rights to Director.  Client consents to Fidelity’s compliance with such obligations and agrees to cooperate with Fidelity or its licensors regarding such audit efforts.

7.3        Access Violations.  Client is authorized to access Director only in the manner of use for which User Access Rights have been authorized hereunder.  If it is determined that Client is accessing Director at locations other than Authorized Locations, Fidelity may, in accordance with the termination provisions of the Agreement, and at Fidelity’s sole option, terminate this Addendum, terminate any and all User Access Rights that have been authorized under this

*** Confidential material redacted and submitted separately to the Commission

8

Addendum in addition to any unauthorized access, or require Client to execute a modification agreement for such additional User Access Rights.

8.                    TRANSMISSION SERVICE & TERMINAL EQUIPMENT

8.1        Transmission Service.  Client will pay all costs for installation/deinstallation and for the data transmission service between Client’s service center and Fidelity’s site. Fidelity shall specify and order the type of transmission service required and will bill Client for those transmission services in accordance with the fees set forth in the Fidelity Optional Processing and Support Service Rates schedule, a copy of which has been delivered to Client.  In the event Client relocates its service center, Client shall be responsible for the cost of deinstallation at Client’s old site and for reinstallation of such transmission service at Client’s new site. Should Client desire to terminate the data transmission service, Client shall give Fidelity not less than ninety (90) days prior written notice. Client shall be responsible for any deconversion costs of such transmission service at the time of termination of such service.

8.2        Communication Devices.  The communication devices (satellite, terrestrial, or frame relay) shall be specified and ordered by Fidelity. Such devices will be leased in Fidelity’s name or owned by Fidelity. Fidelity, in turn, will bill Client for such devices located in Client’s office(s). Should Client desire to terminate the communication devices, Client shall give Fidelity not less than ninety (90) days prior written notice.

8.3        Terminal and Printing Equipment.  Fidelity will specify the type of terminal and printing equipment to be used by Client. Client may use its most cost effective or efficient method for acquiring the equipment specified by Fidelity.  At Client’s option, Fidelity, as an OEM dealer, may sell or lease the terminal and printing equipment to Client. In such case, Fidelity and Client will execute the applicable agreement for either the purchase or lease of such equipment.

8.4        Hardware and Software Requirements for Navigator™.  Client’s ability to access Navigator™ is contingent upon the use of certain hardware and software.  Fidelity will specify the type of hardware and software required for Client’s use of Navigator™. Client may use its most cost effective or efficient method for acquiring the equipment specified by Fidelity.  Fidelity, as an OEM dealer, may sell or lease the hardware or software to Client. In such case, Fidelity and Client will execute the applicable agreement for either the purchase or lease of such hardware or software.  Client shall have the sole responsibility for adequate protection and back-up of its data used in connection with Navigator™, including but not limited to utilization of the appropriate virus detection software upon receipt of the initial release and each monthly update of Navigator™ prior to use.

8.5        Transmission Problems. Fidelity shall use commercially reasonable efforts in isolating data transmission problems and obtaining service from the terminal hardware vendors and/or communication carriers.   In situations where data transmission is rendered impossible by virtue

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9

of equipment failure at Fidelity’s site, Fidelity agrees to provide such data, via a medium to be agreed to between Fidelity and Client, at its expense.  In the event the inability to transmit is caused by a failure of the communication carrier, the cost to provide such data will be borne equally by Fidelity and Client.  In the event of equipment failure at Client’s site, Client shall pay all costs associated with such data transfer.

9.       STANDARD ENHANCEMENTS

Fidelity may, using commercially reasonable efforts and based on changes to government regulations, tax laws, mortgage industry and mortgage agencies’ needs, as well as other reasons which Fidelity may deem necessary, issue standard enhancements to the MSP System.  Unless otherwise specified in the applicable Addenda or SOW, such standard enhancements are included as part of the fees set forth herein.

10.    SECURITY

The MSP System provides Client with built-in security through initial access and through submenus. Client is responsible for the initial setup of security levels and security codes as well as for the ongoing maintenance of security codes and security levels within the MSP System. Client agrees at the time this Addendum is executed to identify in writing to Fidelity the person who is responsible for the initiation and maintenance of the security controls within the MSP System.

11.    PROCESSING REMEDIES

11.1      REPROCESSING DATA.  FIDELITY’S SOLE OBLIGATION IN THE EVENT OF NEGLIGENCE OR ERROR BY FIDELITY IN THE PERFORMANCE OR NON-PERFORMANCE OF ITS DUTIES HEREUNDER SHALL BE LIMITED TO REPROCESSING THE DATA FOR CLIENT. FIDELITY’S OBLIGATION HEREIN IS CONTINGENT UPON CLIENT NOTIFYING FIDELITY WITHIN TWO (2) BUSINESS DAYS OR TWO (2) PROCESSING CYCLES AFTER THE RECEIPT OF ERRONEOUS DATA.

11.2      NAVIGATORTM.  TO THE EXTENT CLIENT RECEIVES NAVIGATOR™ UNDER THIS AGREEMENT, FIDELITY’S SOLE OBLIGATION IN THE EVENT OF NEGLIGENCE OR ERROR BY FIDELITY IN THE PERFORMANCE OR NON-PERFORMANCE OF ITS DUTIES WITH RESPECT TO NAVIGATOR™ SHALL BE LIMITED TO REPLACING NAVIGATOR™ FOR THE REMAINING TERM OF THE MSP ADDENDUM.

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CONFIDENTIAL TREATMENT REQUESTED—REDACTED COPY

CONFIDENTIAL TREATMENT REQUESTED:  INFORMATION FOR WHICH CONFIDENTIAL TREATMENT

HAS BEEN REQUESTED IS OMITTED AND NOTED WITH “***.”  AN UNREDACTED VERSION OF THIS

DOCUMENT HAS BEEN SUBMITTED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION.

ADDENDUM 2

TO

MASTER AGREEMENT NO. 264-05M

BETWEEN

FIDELITY INFORMATION SERVICES, INC.

AND

AMERICAN MORTGAGE NETWORK, INC.

FOR

CPI LASERCHECK SYSTEM

This Addendum 2 (“Addendum”) is entered into as of May 10, 2005 (“Addendum 2 Effective Date”), by and between Fidelity Information Services, Inc. (“Fidelity”) and American Mortgage Network, Inc. (“Client”).

1.                    DEFINITIONS.

1.1        The definitions set forth in the Agreement or any addendum or exhibit thereto, are incorporated herein by this reference as if fully stated herein.

1.2        “CPI LaserCheck Software” means the Version of the software existing on the Effective Date of this Addendum which has been developed and is owned solely by Fidelity and has been incorporated into the CPI LaserCheck System

1.3        “CPI LaserCheck System” means the CPI LaserCheck Software, hardware unit(s) and any associated software described on any Schedule attached hereto.

1.4        “Target Shipping Date” means a date to be determined by Fidelity which will be within thirty (30) days after the later of the Addendum 2 Effective Date or the date this Addendum is fully executed.

2.                    PURCHASE.

2.1        Purchase Price.  Fidelity agrees to sell to Client, and Client agrees to purchase from Fidelity, the hardware components of the CPI LaserCheck System(s).  Fidelity hereby grants to Client and Client accepts a nontransferable and non exclusive right to access and use the CPI LaserCheck Software.  Pricing for the CPI LaserCheck System is set forth on Schedule 1 attached hereto.  Payments shall be made in accordance with the terms of the Agreement.

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2.2        Client’s Business Use.  Client represents and warrants that it is acquiring the CPI LaserCheck System for its own business use and purpose, without any intention to re-sell or transfer the CPI LaserCheck System to any third party.

2.3        Security Interest.  Fidelity reserves a security interest in the CPI LaserCheck System and all components, replacements, and proceeds thereof to secure payment of Client’s obligations to Fidelity.  Such security interest will be retained and title to the hardware components of the CPI LaserCheck System will not pass to Client until Client’s payment obligation for the purchase price is paid in full.  Client agrees that Fidelity will have the right to file financing statements pursuant to the Uniform Commercial Code or other applicable law to evidence or perfect such security interest, and Client agrees to join with Fidelity in executing such financing statements, if requested.

3.       TERM.

The term of this Addendum shall be from the Addendum 2 Effective Date through the later of: (a) receipt by Fidelity of the final payment due for the CPI LaserCheck System; or (b) the date of termination of the software support and printer maintenance described below; or (c) termination of the access rights granted herein.

4.                    SOFTWARE SUPPORT AND HARDWARE MAINTENANCE.

4.1        Software Support. Client shall pay to Fidelity a monthly support fee, as shown on Schedule 1 attached to this Addendum, for which Fidelity, either directly or through a subcontractor or agent, shall provide the following:  a) telephone technical support and problem reporting for CPI LaserCheck Software between the hours of 8:00 a.m. and 6:00 p.m. Eastern Time (ET) via PowerCell; b) software maintenance including new Releases of the CPI LaserCheck Software as they are made available by Fidelity at no additional charge, provided however, that Fidelity shall only support the most current Release and the immediately preceding Release.

4.2        Hardware Maintenance.  Client shall pay to Fidelity an annual hardware maintenance fee as shown on Schedule 1 attached to this Addendum, for which Fidelity, either directly or through a subcontractor or agent, shall provide printer maintenance.  The annual hardware maintenance fee specifically excludes replacement of any hardware which cannot be reasonably repaired, is obsolete where parts are no longer available from the hardware manufacturer or where the hardware manufacturer no longer provides maintenance support services for the hardware.  Fidelity or its agent shall make commercially reasonable efforts to diagnose a reported problem and, if necessary, dispatch a technician to the Client’s location to resolve such problem. Client shall be responsible for maintaining any third party hardware and software not provided by Fidelity, including but not limited to, maintaining licenses and supported versions of the software, and obtaining and installing the appropriate upgrades,

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modifications, enhancements, and releases made available by the third party software or hardware manufacturer to ensure compatibility with and the functionality of the CPI LaserCheck System.  Client acknowledges that magnetic ink character recognition (“MICR”) printers are required to operate the CPI LaserCheck System and that Fidelity has provided Client with a list of acceptable MICR printers, current as of the Effective Date of this Addendum.  Fidelity may update such list from time to time.  Client may request Fidelity to test other printers for compatibility with the CPI LaserCheck System, but such testing shall be performed, at Client’s expense, pursuant to a separate SOW and at Fidelity’s then current rates for time and materials.  Fidelity shall have no liability or obligation with respect to failure of the CPI LaserCheck System to function properly if such failure is caused by Client, Client’s environment or the consumables, such as toner, used by Client.

4.3        Termination of Support and Maintenance.  Client may terminate the software support and/or printer maintenance for the CPI LaserCheck System by providing thirty (30) days advance written notice to Fidelity.  Fidelity, in such event, shall not be obligated to refund any support or maintenance fees paid by Client.  Fidelity may terminate the software support and/or printer maintenance by providing sixty (60) days advance written notice to Client and Fidelity shall refund the prorata portion of any prepaid support and/or hardware maintenance fees.

4.4        New Versions.  New or subsequent Versions of the CPI LaserCheck Software, if any, will be made available only upon payment by Client of a new user access fee at the then current rates.

4.5        Price Adjustments.  Fidelity reserves the right, once annually (or more frequently if such adjustment relates to the pass through of increases by Fidelity’s third party vendors) and upon forty five (45) days prior written notice to Client, to adjust the monthly software support fee and annual printer maintenance fee.

5.                    DELIVERY AND RISK OF LOSS.

5.1        Delivery.  The CPI LaserCheck System shall be packed, prepared for shipment and shipped by Fidelity or its agent, F.O.B. Fidelity’s or agent’s site on the Target Shipping Date.

5.2        Risk of Loss.  Fidelity will bear the risk of loss until the commencement of loading of the CPI LaserCheck System on the transportation vehicle.  From that time, all risk of loss shall be borne by Client.  Fidelity or its agent will arrange for replacement value transit insurance coverage on the CPI LaserCheck System at Client’s expense from the time the CPI LaserCheck System is shipped from Fidelity’s or agent’s site until delivery at Client’s site.  All transportation, insurance and subsequent installation costs, if any, shall be paid by Client.

5.3        Rescheduling.  Client may request a delay or deferral of the Target Shipping Date of any CPI LaserCheck System, one time only, by providing thirty (30) days advance written notice to Fidelity of such request.  If such request is received by Fidelity sixty (60) days or more before the Target Shipping Date, Client shall pay a rescheduling charge equal to five percent

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(5%) of the purchase price of the CPI LaserCheck System so rescheduled. If such request is received by Fidelity less than sixty (60) days prior to the Target Shipping Date, Client shall pay a rescheduling charge equal to ten percent (10%) of the purchase price of the CPI LaserCheck System so rescheduled.

5.4        Cancellation.  If Client requests cancellation, in writing, of an order pursuant to any Schedule 1 to this Addendum prior to the Target Shipping Date for all or any part of the CPI LaserCheck System, Client will pay to Fidelity the cancellation charge set forth below for the CPI LaserCheck System(s) or component(s) so canceled:

Days Notice Prior to Target Shipping Date	% of Purchase Price Due
30 or more	7.5%
7 to 29	15.0%
0 to 6	30.0%

6.                    INSTALLATION.

6.1        Installation.  The CPI LaserCheck System(s) will be deemed to be successfully installed when it is placed into an operational state in Client’s facility, but is not necessarily placed into production or “live” use by Client.  In the event the CPI LaserCheck System fails to function substantially in accordance with the system documentation following successful installation, Client will cooperate with Fidelity in determining the reasons for such failure and the remedial steps that are necessary.  Client will take such actions as may be reasonably necessary, and Fidelity will perform such warranty and maintenance obligations as it may have pursuant to this Agreement, to cause the CPI LaserCheck System to function properly.  In the event the CPI LaserCheck System cannot be successfully installed or fails to continue to function properly for twenty (20) consecutive days after successful installation, then either party hereto may terminate this Agreement with respect to the specific failed CPI LaserCheck System by providing at least ten (10) days prior written notice to the other party hereto.  In the event of such termination due to failure to install or function, provided that such failure is not a result of, or is not attributable to Client or Client’s equipment, environment or consumables, Fidelity shall be responsible for the deinstallation, packing and return freight of the CPI LaserCheck System to Fidelity’s designated facility.  Otherwise, Client shall be responsible for the deinstallation, packing and return freight of the applicable CPI LaserCheck System.

6.2        Additional Installation Services.  If Client desires on site installation assistance, Fidelity will make commercially reasonable efforts to provide a technician at Fidelity’s then published daily rate for such services, plus any travel and lodging expenses as incurred subject, however, to the availability of Fidelity personnel.  Installation services can also be performed by the maintenance vendor on a time and materials basis.

*** Confidential material redacted and submitted separately to the Commission

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7.       LIMITATION OF LIABILITY.

7.1        IN THE EVENT FIDELITY SHALL MATERIALLY FAIL TO PERFORM ITS OBLIGATIONS IN ACCORDANCE WITH THE TERMS OF THIS ADDENDUM AS RENDERED IN THE JUDGMENT AND AWARED BY A COURT OF COMPETENT JURISDICTION, FIDELITY’S LIABILITY ON ANY CLAIM OR LOSS ARISING OUT OF, OR CONNECTED WITH PRODUCTS OF SERVICES FURNISHED HEREUNDER, SHALL IN ALL CASES BE LIMITED SOLELY TO CORRECTION OF NONCONFORMITIES WHICH DO NOT SUBSTANTIALLY CONFORM WITH THE AGREED DESCRIPTION OF PRODUCTS OR SERVICES.  IF FOR ANY REASON FIDELITY IS UNABLE OR FAILS TO CORRECT NONCONFORMITIES, FIDELITY’S LIABILITY FOR DAMAGES FOR SUCH FAILURE, WHETHER IN CONTRACT OR TORT (INCLUDING FIDELITY’S OWN NEGLIGENCE), LAW OR EQUITY, SHALL NOT EXCEED THE AMOUNTS PAID BY CLIENT FOR THAT PORTION OF THE PRODUCTS OR SERVICES WHICH FAIL TO CONFORM.  NONWITHSTANDING THE FOREGOING, FOR PRODUCTS OR SERVICES OR OTHERWISE, FIDELITY’S LIABILITY SHALL BE LIMITED TO THE ACTUAL DIRECT DAMAGES INCURRED BY CLIENT, PROVIDED THAT IN EACH SUCH INSTANCE, FIDELITY’S LIABILITY SHALL NOT EXCEED THE LESSER OF I) THE AMOUNT OF THE ACTUAL DIRECT MONETARY LOSS SUFFERED BY CLIENT OR II) THE AMOUNT PAID TO FIDELITY BY CLIENT FOR THE PRODUCTS AND SERVICES FOR WHICH THE MATERIAL FAILURE OCCURRED.  FIDELITY’S AGGREGATE LIABILITY SHALL NOT, IN ANY EVENT, EXCEED THE TOTAL FEES PAID BY CLIENT TO FIDELITY UNDER THIS ADDENDUM.

7.2         FIDELITY SHALL NOT BE RESPONSIBLE FOR ANY DAMAGES OR EXPENSES RESULTING FROM THE MODIFICATION, ALTERATION OR THE UNAUTHORIZED USE BY CLIENT, OF THE CPI LASERCHECK SOFTWARE OR CPI LASERCHECK SYSTEMS, OR FROM THE UNINTENDED AND UNFORESEEN RESULTS OBTAINED BY CLIENT RESULTING FROM SUCH USE.

7.3         EVEN TO THE EXTENT CLIENT’S EXCLUSIVE REMEDIES FAIL OF THEIR ESSENTIAL PURPOSES, WHETHER OR NOT FIDELITY HAS BEEN ADVISED IN ADVANCE THAT SUCH DAMAGES MAY BE INCURRED, IN NO EVENT WILL FIDELITY BE LIABLE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR THIRD PARTY DAMAGES OF ANY KIND INCLUDING, BUT NOT LIMITED TO LOST PROFITS, LOSS OF GOODWILL OR BUSINESS INTERRUPTION, ARISING OUT OF THIS ADDENDUM OR THE USE OF ANY EQUIPMENT, SOFTWARE, DOCUMENTATION OF SERVICES PROVIDED UNDER THIS ADDENDUM.

*** Confidential material redacted and submitted separately to the Commission

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CONFIDENTIAL TREATMENT REQUESTED-REDACTED COPY

CONFIDENTIAL TREATMENT REQUESTED:  INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND NOTED WITH “***.” AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN SUBMITTED SEPARATELY TO THE SECURITES AND EXCHANGE COMMISSION.

CPI LASERCHECK SYSTEM	Schedule 1

SCHEDULE 1
TO
ADDENDUM 2
CPI LASERCHECK SYSTEM

To Agreement No.: 264-05M
Schedule No.: 01

☒ Initial Issue	☐ Subsequent Issue	☐ Replacement Issue (amends Schedule No. : )

Schedule Effective Date: May 10, 2005

PURPOSE OF ISSUANCE:  To document Client’s Order for the following CPI LaserCheck hardware and software.

For this Schedule 1, Client hereby elects to:	☐	Lease Equipment	☒	Purchase Equipment

					Monthly	Annual
		Purchase	Extended		Maintenance	Hardware
Description	Qty	Price Each	Price		and Support	Maintenance

A. PC HARDWARE
CPI LaserCheck PC (See F.1 below for configuration)*	1
S5500 15inch 2T Monitor US	1
Zip 250Mb ATAPI Int Drive	1
Zip 250Mb single for PC	1
PC Anywhere v11.0	1
Intl USR Fax modem 56K PCI v92	1
6 socket SurgeMaster w / 4ft cord	1
Total PC Configuration	7		***		***	***

B. CPI LASERCHECK SYSTEM SOFTWARE
CPI LaserCheck Application Software Version 2.2 (CPS)	1				***
IP 795	1
IP 1347 Disbursement Check Voucher Option	1
Total CPI LaserCheck System Software	3		***		***	***

C. PRINTER HARDWARE
Kyocera MICR Laser Printer (FS-3718 - 18PPM)	1					***
500 Sheet Feeder with Path Adapter	1					***
Parallel Printer Cable	1
MICR toner cartridge	1
Total Printer Hardware	4		***		***	***

D. OPTIONAL EQUIPMENT & SERVICES
Cartridge for Signature/Logo (SC-2)	1
Digitizing fee for company logo	1
Digitizing fee for each signature	1
Total Optional Equipment & Services	3				***	***

TOTAL	17		***	**	***	***

*    A loaner PC will be provided to Client at no charge until version CPI LaserCheck 3.0 is released, at which time, the new version of CPI LaserCheck will be loaded on a PC of like size and configuration as detailed above and shipped to Client at no extra charge.  Client, at its expense,  will ship the loaner PC back to Fidelity once new PC is installed.

*** Confidential material redacted and submitted separately to the Commission

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**  Hardware and Software Purchase Price is included in the Conversion Statement of Work.

E.  OTHER TERMS AND CONDITIONS

E.1    PC Configuration is as follows:  CPI LaserCheck Workstation EVO D530 CMT P4/2.6Ghz,  512Mb, 80Gb CDRW WXPP

E.2   Depending upon the configuration of Client’s CPI LaserCheck System, connectivity to Fidelity through Client’s EDI connection may result in additional charges.  Such charges are set forth in the then current Optional Processing and Support Services Rates schedule.  A copy of the current schedule is attached hereto for reference.

E.3   Purchase Price does not include installation, tax, insurance or shipping.

E.4   Installation is charged at an hourly rate of ***, with a 1.5 day minimum, plus travel, lodging and out-of-pocket expenses.

E.5    The required IP 795 and any optional IPs for the Fidelity LaserCheck System are governed by the terms and conditions of the Master Agreement executed between Client and Fidelity.

E.6    An annual maintenance contract for the printer(s) set forth in Section C. above, shall be required following the initial one (1) year warranty period.  On-site maintenance and support shall be provided by Fidelity’s agent, which Client may request through Fidelity’s PowerCell.

E.7    Target Ship Date is estimated to be approximately thirty (30) days after Fidelity’s receipt of this executed Schedule 1.

E.8    Pricing included in this Schedule 1 are valid for sixty (60) days from the Schedule Effective Date.

This Schedule 1 is incorporated into and made a part of Addendum 2 to Master Agreement #264-05M between Fidelity and Client.

IN WITNESS WHEREOF, the parties to the aforementioned Agreement hereby execute this Schedule 1.

AMERICAN MORTGAGE NETWORK, INC.		FIDELITY INFORMATION SERVICES, INC.

By.		By.

Signature	Date	Signature	Date

Printed or Typed Name		Printed or Typed Name
As its
Title		Title
“Client”		“Fidelity”

*** Confidential material redacted and submitted separately to the Commission

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